Exhibit 16.1
Demetrius Berkower LLC
Wayne Plaza II
155 US Route 46 West
Wayne, New Jersey 07470-6831

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01(a) of Form 8-K dated May 10, 2013 of GDT TEK Inc., (Commission File No. 000-20259 ) and are in agreement with the statements contained therein.

We have no basis to agree or disagree with the statement of the Registrant contained in Item 4.01 (a).

/s/ John A. Demetrius
John A. Demetrius